Exhibit 10.3

                                 PROMISSORY NOTE
                         (NON-CONTINGENT/NON-NEGOTIABLE)

DATE:          US$3,500,000.00
MATURITY DATE: August 31, 2008

FOR VALUE RECEIVED the undersigned (the "Maker") acknowledges itself indebted to and promises to pay to Columbus Entertainment, Inc. (the "Holder") on the dates specified below at Los Angeles, California, USA (or at such other places as the Holder may from time to time designate in writing to the Maker) the principal sum of three million and five hundred thousand US Dollars (US$3,500,000.00) (the "Principal Sum"), together with interest thereon as set forth herein.

Unless paid in full earlier as set forth below, the then outstanding Principal Sum shall be due and payable in lawful money of the United States of America by the Maker to the Holder on the earlier of the Maturity Date and the termination of the Management Agreement between the Maker and Cinesource Inc. dated the 19th day of February, 1999.

This Note shall bear interest from and after the 1st day of January, 1999 at the rate of three percent ( 3 %) per annum, which interest shall be calculated yearly on the 31st day of each December, not in advance, on the outstanding balance of the Principal Sum, both before and after demand, default, maturity and judgement, with interest on overdue principal at the same rate, until the date of payment in full, and such yearly interest shall be payable within 30 days of the end of each calendar year.

In the event that the Maker receives for any calendar year during the continuance of this security Incremental Revenues (as defined in said Management Agreement), then 14% of the Incremental Revenues shall be paid by the Maker to the Holder within 30 days of the end of such calendar year (or if received in the last year of the term of the Management Agreement, then to be paid within 30 days of its date of expiration or termination) and shall be applied on account of the Principal Sum then outstanding.

All payments made prior to the Maturity Date shall be applied as follows; firstly on account of interest outstanding under this Promissory Note and secondly as a prepayment towards the Principal Sum payable on the Maturity Date. In addition, the Maker shall have the right to prepay at any time and from time to time all or any part of the Principal Sum then outstanding, and any interest thereon, without notice, bonus or penalty.

In the event that the Maker defaults in the payment of any sum due hereunder, and fails to correct the default or otherwise satisfy such payment as permitted by law, within ninety (90) days of receiving written notice from the Holder, the outstanding balance of the Principal Sum together with accrued but unpaid interest may, at the Holder's option, be accelerated and immediately become due and payable in full.


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The provisions of this Promissory Note shall inure to the benefit of the Holder
(who may not transfer, assign, pledge or otherwise encumber this Promissory Note or the payment obligation without the express written consent of the Maker), and shall be binding upon the Maker and its successors and assigns. The Maker hereby waives presentment, protest, demand, notice of protest and notice of dishonour of this Promissory Note and expressly agrees that this Promissory Note and any payment due hereunder may be extended from time to time by the Holder without in any way affecting the liability of the Maker.

This Promissory Note shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable thereto.

Executed at Vancouver, British Columbia, Canada, on the 19th day of February, 1999.

         ON-LINE FILM SERVICES INC.
         by ____________________________________

(Name and Title)
Promissory Note Final



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